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                                                                           Exhibit 99.1
                                                                           Contact:  Richard H.
                                                                           Irving, III
                                                                                       Sr. Vice President--
                                                                                       General Counsel
                                                                                        334-244-4340
                                                                           Release:   Immediately
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           BLOUNT BOARD ELECTS ELIOT M. FRIED CHAIRMAN AND
                    WILLIAM A. SHUTZER A DIRECTOR

        MONTGOMERY, AL.,  July 2, 2001   Blount International, Inc.
[NYSE: BLT] ["Blount"] announces that its Board of Directors has elected Eliot M. Fried the Chairman of the Board and William A. Shutzer a director, both effective June 18, 2001. Mr. Fried, who has been a director since 1999, replaces John M. Panettiere as Chairman.

        Mr. Fried is currently a consultant with Abner, Herrman & Brock Inc., a New York asset management firm. He retired in February 2000 as Managing Director of Lehman Brothers, Inc., a global investment bank. Mr. Fried had been a member of Lehman Brothers Investment Committee for nine years and was also a member of Lehman Brothers Commitment Committee and Fairness Opinion Committee. Mr. Fried joined Shearson, Hayden, Stone, a predecessor firm to Lehman Brothers, Inc., in 1976. Mr. Fried is also a Director of Axsys Technologies, Inc., Rocky Hill, Connecticut, and Grant Prideco, Inc., The Woodlands, Texas.

        Mr. Shutzer has been a Managing Director in the Private Equity Group at Lehman Brothers since October 2000. Previously, he was a Partner at Thomas Weisel Partners LLC, a merchant bank, from 1999 to 2000; Chairman of Investment Banking at ING Furman-Selz from 1997 to 1999 and President of Furman-Selz LLC from 1996 to its acquisition by ING Barings in 1997. He had earlier worked at Lehman Brothers for twenty-two years prior to his affiliation with Furman-Selz. Mr. Shutzer also serves on the Board of Directors of Tiffany & Company, PracticeWorks, Inc. and internet.com Corporation.

        Harold Layman, President and Chief Executive Officer said, "Blount is very fortunate to have the experience and skills of Eliot Fried and William Shutzer on our Board during this important juncture in the Corporation's development. As we continue to restructure and strengthen our market leading businesses in this uncertain economic environment, the broad skills of our Board are especially valuable to our success."

                               - more -
BLOUNT BOARD ELECTS ELIOT M. FRIED CHAIRMAN AND
WILLIAM A. SHUTZER A DIRECTOR
Page 2



        Mr. Panettiere, who had served as Blount's Chairman from 1999 and as a director from 1992, resigned from the Board in connection with his scheduled retirement from the Corporation, which was previously announced in March. He will serve as Chairman
Emeritus, a non-Board position, until June 30, 2001, his retirement date.

        The Board also amended Blount's By-laws to provide that the number of directors be four rather than five, and accepted the resignation of Mr. Alan L. Magdovitz as a director. Mr. Magdovitz had served on the Board from August 19, 1999, the date of the merger and recapitalization of Blount with an affiliate of Lehman Brothers Merchant Banking Partners II, L.P.

        Mr. Layman expressed Blount's appreciation to Mr. Panettiere and Mr. Magdovitz for their important contributions to the Corporation during the critical transition period related to the merger and recapitalization.

        Headquartered in Montgomery, Alabama, Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products; Sporting Equipment; and Industrial and Power Equipment. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.

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